SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549






                             FORM 8-K

                          CURRENT REPORT

               Pursuant to Section 13 or 15 (d) of
               the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 30, 1997



                         Hadron, Inc.


    (Exact name of the registrant as specified in its charter)




     New York                 0-5404            11-2120726
_________________________  _____________  __________________
(state of incorporation)   (Commission    (I.R.S. Employer
                            File Number)   Identification No.)




   4900 Seminary Road, Suite 800  Alexandria, Virginia   22311
_______________________________________________________________
(Address of principal executive offices)              (Zip Code)




Registrant's telephone number, including area code: (703)824-0400

Item 5.

     On July 15, 1997, SyCom Services, Inc. ("SyCom"), a wholly owned subsidiary of Hadron, Inc. ("Hadron"), entered into an Asset Purchase Agreement with Performance Engineering International Corp. ("PEI"), a company newly organized by J. Anthony Vidal, the former President of SyCom. Pursuant to such agreement, effective as of June 30, 1997, SyCom sold to PEI assets comprising its HeaTreaT process management software products and assets related thereto.

     In consideration for HeaTreaT, PEI issued shares of its capital stock to SyCom equal to a ten percent interest in PEI's capital stock and two promissory notes, in the amounts of $2,000,000 and $38,393, respectively. Gain on the sale will be recognized for financial reporting purposes on the installment method, only as principal payments are received. Such payments are expected to commence in fiscal year 1999. Both notes bear interest after two years, which interest shall be forgiven if the respective note is paid in full by June 30, 2000. Both notes provide for amortization of principal to commence on September 30, 1998, with the $2,000,000 note to be fully repaid by July 1, 2002 and the smaller note to be fully repaid by June 30, 2000. The $2,000,000 note is secured by the HeaTreaT software transferred, while the smaller note is secured by certain equipment transferred in conjunction with the HeaTreaT software.

     In conjunction with the sale, SyCom agreed to invest $20,000 a month in PEI for a six month period beginning July 1, 1997. SyCom and PEI also entered into a lease agreement pursuant to which PEI would use certain office space previously used by SyCom in the development of the HeaTreaT software, and a Marketing Agreement pursuant to which, among other items, PEI could for two years identify itself with SyCom and Hadron for certain marketing programs. In conjunction with the sale, certain employees of SyCom who previously worked on the development of HeaTreaT, including Mr. Vidal, became employees of PEI. The divestiture of the HeaTreaT software eliminates Hadron's continuing new product expenses.

Exhibits.

Number         Description

10.1           Asset Purchase Agreement

                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              HADRON, INC.




Date: July 25, 1997           By:  /S/ C.W. GILLULY
                                   C.W. Gilluly
                                   Chairman and
                                   Chief Executive Officer